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                                                             EXHIBIT NO. 10.110

                     EXECUTIVE EMPLOYMENT AGREEMENT BETWEEN
             COGENTRIX ENERGY, INC. AND DENNIS W. ALEXANDER, ESQUIRE

         THIS AGREEMENT is effective as of the 1st day of January 1994, between Cogentrix Energy, Inc., a North Carolina corporation (the "Corporation"), and Dennis W. Alexander (the "Executive").

         In consideration of the mutual covenants and obligations set forth herein, the parties agree as follows:

         1.        Employment and Duties.

                  a. The Corporation desires to employ Executive as Senior Vice President, General Counsel and Secretary and to be appointed to the Board of Directors;

                  b. As Senior Vice President, General Counsel and Secretary, Executive shall perform such duties and services consistent with his positions, as may be assigned to him.

         2.        Term of Agreement.

                  a. Subject to the conditions set forth within, this Agreement shall be effective January 1, 1994, and its terms will commence on February 1, 1994. The Agreement shall renew automatically at the end of each calendar year unless Executive is involuntarily terminated pursuant to paragraph 4.

         3.        Compensation; Entitlements.

                  a. Upon appointment as Senior Vice President, General Counsel and Secretary and commencing February 1, 1994, the Corporation shall pay to Executive an annual base salary (the "Base Salary") of One Hundred Eighty Thousand Dollars ($180,000) payable in equal monthly installments of $15,000 per month.

                  b. Executive is entitled to Board of Director's fees of $6,250 per meeting, paid quarterly regardless of meeting dates, with a minimum of four
(4) meetings per year.


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                  c. Executive is entitled to a signing bonus of Thirty Thousand
Dollars ($30,000) payable on March 1, 1994, and a bonus of Ninety Thousand Dollars ($90,000) payable on December 15, 1994.

                  d. During 1995, Executive is entitled to no less than Fifteen Thousand Dollars ($15,000) per month and Six Thousand Two Hundred Fifty Dollars ($6,250.00) per quarter compensation as a Board Member.
Such compensation may be increased during 1995 or in subsequent years.

                  e. Commencing July 1, 1994, Executive will be participating in Corporation's Profit Sharing Plan equal to no less than 0.3% of Net Income Before Taxes, as defined in the Profit Sharing Plan, and in addition, is entitled to participate in the provisions as outlined in the Management Incentive Bonus Plan.

                  f. Executive is eligible for and entitled to participate in any future equity or quasi-equity programs offered by Cogentrix at a level commensurate with other Senior Vice Presidents.

                  g. With respect to Executive's residence at 5 Pine Street, Exeter, New Hampshire, Corporation will make up the difference, if any, in the sale price of Executive's home and $375,000 in the event such sale occurs prior to June 15, 1994; provided, that the maximum amount of such payment by Corporation shall be $50,000. If Executive is unable to sell his home by June 15, 1994, the Corporation will guarantee a $350,000 sale price of his home and provide an interest free loan equal to the equity in the home. Corporation will then assume Executive's monthly mortgage payments until such time as the home is sold, at which time the mortgage will be satisfied by the Corporation and all net proceeds of the sale of the home will belong to Corporation and the interest free loan to Executive will be cancelled by the Corporation.

                  h. The cost to sell Executive's home, including such expenses as Broker's commission and Attorney's fees, will be assumed by the Corporation. The closing costs associated with the purchase of Executive's new residence, such as mortgage charges, survey, legal, title fees, insurance, etc., will also be assumed by the Corporation.


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                  i. Corporation will pay all costs associated with movement of
Executive's household goods from Exeter, New Hampshire to Charlotte, North Carolina, including any storage of goods as the result of such move. Ordinary travel expenses in the movement of Executive's family to Charlotte will be assumed by the Corporation.

                  j. Temporary residence of a one-bedroom apartment at the Residence Inn or equivalent will be provided to Executive from February 1, 1994 until June 15, 1994 or such earlier date as Executive moves into a permanent residence in Charlotte.

                  k. Bi-weekly air travel between Charlotte and Boston for Executive or spouse will be provided at Corporation's expense until June 15, 1994 or earlier of moving date.

                  l. The Corporation will reimburse Executive by March 15, 1995 for any additional tax liability for 1994 created by the relocation expense and reimbursement or any imputed income as the result of Executive's relocation to Charlotte in 1994.

                  m. The Corporation will provide Executive with a country club membership.

                  n. Executive will be eligible to participate in the Corporation benefit programs in accordance with the plan provisions related thereto for Senior Vice Presidents. Executive will be eligible for four (4) weeks vacation in 1994 and a minimum of four (4) weeks in subsequent years.

                  o. Executive shall be a member of the Board of Directors of Corporation.

         4.        Involuntary Termination; Severance Benefits.

                  a. The Corporation may involuntarily terminate Executive's employment under this Agreement at any time upon thirty (30) days written notice subject to the terms and conditions specified herein regarding compensation and benefits due and owing to Executive upon termination:

                           (1) 1994 - In the event Executive is involuntarily terminated during 1994, he shall be entitled to receive all salary, benefits and bonuses he would otherwise have received under the provisions of this Agreement had he continued working throughout the year, within thirty (30) days of his date of termination, and Executive shall also receive a severance payment equal to 150% of the total



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                           compensation he was entitled to receive in 1994
                           (including salary, bonuses and Board fees) also to be paid within thirty (30) days of the date of termination.

                           (2) 1995 - In the event Executive is involuntarily terminated at any time during 1995, Executive shall receive a severance payment equal to 150% of his total compensation received in 1994 (including salary, bonuses and Board fees) to be paid within thirty (30) days of the date of termination.

                           (3) 1996 - In the event Executive is involuntarily terminated at any time during 1996, he shall receive a severance payment equal to 125% of his total compensation received in 1995 (including salary, bonuses and Board fees) to be paid within thirty (30) days of the date of termination.

                           (4) 1997 and Subsequent Years of Employment - In the event Executive is involuntarily terminated at any time in 1997 or in any subsequent year, Executive shall receive a severance payment equal to 100% of his total compensation received in the prior calendar year (including salary, bonuses and Board fees) to be paid within thirty (30) days of the date of termination.

          5. Change of Control. For the purpose of this Agreement, a "Change of Control" shall be deemed to have taken place if: (i) any person, including a "group" as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, becomes the owner or beneficial owner of the Corporation's securities, after the date of execution of the underlying Agreement, having 30% or more of the combined voting power of the then outstanding securities of the Corporation that may be cast for the election of directors of the Corporation (other than as a result of an issuance of securities initiated by the Corporation, or open market purchases are made), or (ii) the persons who were directors of the Corporation before such transactions shall cease to constitute a majority of the Board of the Corporation, or any successor to the Corporation, as the direct or indirect result of, or in connection with, any cash tender or exchange offer, merger or other business combination, sale of assets or contested election, or any combination of the foregoing transactions.


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                  a. In the event of a "Change in Control," Executive shall be deemed to have been involuntarily terminated if any of the following occurs: (i) any alteration in Executive's title, duties, authority, location of workplace and responsibilities from those in effect immediately prior to a change in control of the Corporation or the assignment to Executive of any duties inconsistent with his status as a management employee, (ii) a reduction in Executive's annual base salary as in effect immediately prior to a change in control of the Corporation, (iii) the failure by the Corporation, to make any other payment to Executive of compensation, including Board fees, bonuses, or benefit payments.

                  b. If any of the triggering events shall be described above occur, Executive shall be entitled to the amount of severance payments described in paragraph 4, depending on which year such event occurs.

         6. Enforcement. It is the desire and intent of the parties hereto that the provisions of this Agreement shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought.

                  7. Notices. All notices and other communications which are required or permitted hereunder shall be in writing and shall be delivered personally or sent by air courier or first class certified or registered mail, postage prepaid, return receipt requested. All notices and other communications given to any party hereto in accordance with the provision of this Agreement shall be deemed to have been given on the date of delivery if personally delivered; on the business day after the date when sent if sent by air courier; and on the third business day after the date when sent if sent by mail, in each case addressed to such party as provided in this Section or in accordance with the latest unrevoked direction from such party.

                  8. Indemnification. The Corporation agrees to indemnify Executive and hold him harmless against any and all losses, claims, damages, liabilities and costs (and all actions in respect thereof and any legal or other expenses in giving testimony or furnishing documents in response to a subpoena or otherwise), including without limitation, the costs of investigating, preparing or defending any such action or claim, whether or not in connection with litigation in which Executive is a party, as



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and when incurred, directly or indirectly caused by, relating to, based upon or arising out of any work performed by Executive in connection with this Agreement to the full extent permitted by the General Corporation Law of North Carolina and by the bylaws of the Corporation.

                  The indemnification provisions shall be in addition to any liability which the Corporation may otherwise have to Executive.

                  If any action, proceeding or investigation is commenced as to which Executive proposes to demand such indemnification, he shall notify the Corporation with reasonable promptness. Executive shall have the right to retain counsel of his own choice to represent him and the Corporation shall pay all reasonable fees and expenses of such counsel; and such counsel shall, to the fullest extent consistent with its professional responsibilities, cooperate with the Corporation and any counsel designated by it. The Corporation shall be liable for any settlement of any claim against Executive made with its written consent, which consent shall not be unreasonably withheld, to the fullest extent permitted by the General Corporation Law of North Carolina and the bylaws of the Corporation.

                  9. Prior Agreements/Oral Modifications/Amendments. This Agreement supersedes all prior agreements and constitutes the entire Agreement and understanding between Executive and Corporation. It may not be amended, modified in any manner or terminated orally; and no amendment, modification, termination or attempted waiver of any of the provisions hereof shall be binding unless in writing and signed by the party against whom the same is sought to be enforced; provided, however, that the Executive's compensation or benefits may be increased at any time by the Corporation without in any way affecting any of the other terms and conditions of this Agreement which in all other respects shall remain in full force and effect.

                  10. Attorney's Fees. In the event of any litigation between the parties to this Agreement, or any of them, concerning this Agreement, the prevailing party shall be entitled to recover its reasonable attorney's fees.

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                  11. Binding Agreement; Benefit. The provisions of this
Agreement will be binding upon, and will inure to the benefit of, the respective heirs, legal representatives and successors of the parties hereto.

                  12. Governing Law. This Agreement will be governed by, and construed and enforced in accordance with the laws of North Carolina.

                  13. Waiver of Breach.The waiver by either party of a breach of any provision of this Agreement by the other party must be in writing and shall not operate or be construed as a waiver of any subsequent breach by such other party.

                  14. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

                  15. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

                  16. Successors; Binding Agreement. This Agreement shall be binding upon and inure to the benefit of the Corporation and its successors and assigns (whether direct or indirect, by purchase, merger, consolidation or otherwise) and Executive and his heirs. In the event that Executive shall die after becoming entitled to payment of the benefits, hereunder, such payment shall be made by the Corporation to Executive's beneficiary designated by him for purposes of the group life insurance plan of the Corporation in which Executive shall participate or, if there is no such designated beneficiary, to Executive's estate.

                  17. Assignment. This Agreement is personal in its nature and the parties hereto shall not, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided, however, that the provisions hereof shall inure to the benefit of, and be binding upon



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each successor of the Corporation whether by merger, consolidation, transfer of all or substantially all assets, or otherwise.

                  IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first above written.


         EXECUTIVE                                     FOR CORPORATION
         ---------                                     ---------------

         DENNIS W. ALEXANDER                           COGENTRIX ENERGY, INC.

         By:  /s/ Dennis W. Alexander                  /s/ Frank J. Benner

         Date:  12/21/93                               Date:  12/20/93


         WITNESS:                                      WITNESS:

         /s/ Joan J. Alexander                         /s/ Lori T. Hladik

         Date:  12/21/93                               Date:  12/20/93



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